Exhibit 99.1

Bunge Reports Third Quarter Results

White Plains, NY – October 25, 2012 – Bunge Limited (NYSE:BG)

•          Total segment EBIT of $441 million, an increase of $250 million compared to Q3 2011

•          Strong Agribusiness results, volumes up 15%

•          Sugar & Bioenergy results impacted by $39 million impairment charge related to a U.S. corn ethanol joint-venture

•          Excluding charge, results in Sugar & Bioenergy improved year-over-year due to higher milling margins

▶       Financial Highlights

	Quarter Ended		Nine Months Ended

US$ in millions, except per share data	9/30/12	9/30/11	9/30/12	9/30/11

Volume (000 metric tons)	43,209	38,035	119,560	102,846
Net sales	$17,293	$15,616	$45,829	$42,298
Total segment EBIT (a)	$441	$191	$982	$881
Agribusiness	$406	$149	$989	$706
Sugar & Bioenergy	$(47)	$(43)	$(108)	$(23)
Edible Oil Products	$29	$28	$52	$92
Milling Products	$30	$24	$101	$79
Fertilizer	$23	$33	$(52)	$27
Net income attributable to Bunge	$297	$140	$663	$688
Earnings per common share-diluted	$1.92	$0.89	$4.29	$4.42
Earnings per common share-diluted (a) (excl. certain gains & charges)	$2.08	$0.86	$3.99	$4.15

(a)

Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excl. certain gains and charges) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

▶       Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer, stated, “Bunge delivered significantly stronger third-quarter results than in the prior year.  Agribusiness operations posted solid results, and Food & Ingredients and Fertilizer showed improved performance from the challenging first half of the year.  Results in Sugar & Bioenergy on a comparable basis were higher than last year, but below the potential of this business.  Our continued sugarcane planting and other cost reduction efforts which will result in increased sales volumes and lower unit costs will help us realize this potential.  We are making steady progress, and remain optimistic for a strong performance in the 2013 crop year.

“The current market environment, shaped most notably by the severe U.S. drought, has been and will continue to be volatile and complex for everyone who participates in our industry.  Stocks of corn and soybeans are tight, and the world is adjusting typical trade flows.  Bunge’s role is to help farmers and customers manage through this environment, by providing market access for crops and delivering the right products when and where they are needed.  We are confident that the company’s core strengths – geographic balance, a diverse product portfolio, an experienced team and a strong balance sheet – enable us to fulfill this role effectively and profitably.

“The world needs record crops to rebuild stocks, and today’s high prices are sending a strong signal to farmers, especially in South America, to plant.  Early indications are that soybean production will be at record levels.  As new crops are harvested, we should see a more balanced supply-demand situation, which will be good for consumers and for the market overall.”

▶       Third Quarter Results

Agribusiness

Operations in all geographies performed well in the quarter.  Higher oilseed processing results were driven by North America, Europe and Asia, which experienced a challenging year-ago period. Oilseed processing in South America also performed well.  Our grain merchandising operations benefited from the combination of strong export demand and large South American grain supplies. Higher volumes in the quarter reflect contributions from our investments in additional grain and port facilities in the U.S. and strong export demand.

Sugar & Bioenergy

Sugarcane milling performance improved from last year, generating a slight profit in the quarter primarily due to higher sugar margins.  However, results were lower than we would normally expect for the seasonally strong third quarter primarily due to lower sales volume caused by port congestion, and lower sugar content of harvested cane, which led to reduced production volumes and increased unit costs. While improved from last year, our trading & merchandising business reported a loss.  Results in the quarter included an impairment charge of $39 million related to a North American corn ethanol joint venture.

Edible Oil Products

Higher results in our European and Brazilian businesses more than offset lower results in our North American operations. Results in the quarter benefited from our new acquisitions.  Results in 2011 included a $6 million gain on the sale of an idled facility in North America.

Milling Products

Higher earnings in the quarter were primarily driven by improved margins in wheat milling.  Our wheat mill in Mexico, in which we acquired a majority interest in the second quarter of 2012, also contributed to results.

Fertilizer

Results in Fertilizer showed considerable improvement compared to its performance during the first half of the year, but trailed last year due to lower margins in our Brazilian business.

Financial Costs

Interest expense increased in the quarter primarily due to higher average borrowings, mostly resulting from the higher prices of agricultural commodity inventories which drove higher average working capital levels.

Income Taxes

The effective tax rate for the nine months ended September 30, 2012 was 20% compared to 8% for the same period last year.  The higher effective tax rate primarily reflects earnings mix.

▶       Outlook

Drew Burke, Chief Financial Officer, stated, “With soybean supplies in South America at low levels, oilseed processing will largely be driven by North America and Europe, which should benefit from strong export demand.  Considering the tight supply environment, global grain demand will continue to be met by a variety of products from different geographies. With our global network of ports and elevators, our grain merchandising operations should continue to perform well.

“In Sugar & Bioenergy, we expect our milling business to continue to improve through the remainder of the year.  We remain on track to reach our planting target of approximately 70 thousand hectares of sugarcane this year.  This, combined with the steps we are taking to improve the efficiency of our operations, should enable us to operate our mills at full capacity in the 2013 crop year with lower unit production costs.

“Food & Ingredients should continue to improve from the challenging first half of the year.

“In Fertilizer, it is the seasonally stronger period in South America, but markets remain competitive.”

▶       Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on October 25, 2012 to discuss the company’s results.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (877) 261-8992.  If you are located outside the United States or Canada, dial (847) 619-6548.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 33524650.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q3 2012 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on October 25, 2012, continuing through November 24, 2012.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 33524650.  A replay will also be available on the “Audio Archives” page of the “Investors” section of the company’s website.

▶       About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company operating in approximately 40 countries with over 35,000 employees.  Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America.  Founded in 1818, the company is headquartered in White Plains, New York.

▶       Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

###

▶                 Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors. The table includes a description of these items and their effect on total segment EBIT, net income attributable to Bunge and earnings per share for the quarter and nine months ended September 30, 2012 and 2011.

			Net Income		Earnings

	Total Segment		Attributable to		Per Share

(In millions, except per share data)	EBIT		Bunge		Diluted

Quarter Ended September 30:	2012	2011	2012	2011	2012	2011
Gain on sale of property, plant and equipment (4)	$-	$6	$-	$5	$-	$0.03
Impairment of equity method investment and related party loan (5)	(39)	-	(25)	-	(0.16)	-

Total	$(39)	$6	$(25)	$5	$(0.16)	$0.03

			Net Income		Earnings

	Total Segment		Attributable to		Per Share

(In millions, except per share data)	EBIT		Bunge		Diluted

Nine Months Ended September 30:	2012	2011	2012	2011	2012	2011

Other income (expense) - net (1)	$(27)	$-	$(18)	$-	$(0.12)	$-
Gain on sale of investments (2)	85	37	54	37	0.35	0.24
Gain on acquisition of controlling interest (3)	36	-	36	-	0.23	-
Gain on sale of property, plant and equipment (4)	-	6	-	5	-	0.03
Impairment of equity method investment and related party loan (5)	(39)	-	(25)	-	(0.16)	-

Total	$55	$43	$47	$42	$0.30	$0.27

Consolidated Earnings Data (Unaudited)

	Quarter Ended		Nine Months Ended

	September 30,		September 30,

(In millions)	2012	2011	2012	2011

Net sales	$17,293	$15,616	$45,829	$42,298

Cost of goods sold	(16,434)	(14,910)	(43,789)	(40,306)

Gross profit	859	706	2,040	1,992
Selling, general and administrative expenses	(416)	(394)	(1,231)	(1,121)
Foreign exchange gain (loss)	20	(127)	104	(8)
Other income (expense)–net	(9)	(1)	(46)	(8)
Gain on sale of investments	-	-	85	37
Gain on acquisition of controlling interest	-	-	36	-
EBIT attributable to noncontrolling interest	(13)	7	(6)	(11)

Total Segment EBIT (8)	441	191	982	881
Interest income	13	28	60	72
Interest expense (6)	(86)	(80)	(230)	(222)
Income tax (expense) benefit	(80)	1	(162)	(62)
Noncontrolling interest share of interest and tax	9	-	13	19

Net income attributable to Bunge	297	140	663	688
Convertible preference share dividends	(8)	(8)	(25)	(25)

Net income available to Bunge common shareholders	$289	$132	$638	$663

Diluted earnings per common share	$1.92	$0.89	$4.29	$4.42

Weighted–average common shares outstanding - diluted (7)	155	148	155	156

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our Consolidated Earnings Data and volumes by reportable segment.

	Quarter Ended		Nine Months Ended
	September 30,		September 30,

(In millions, except volumes)	2012	2011 (9)	2012	2011 (9)

Volumes (in thousands of metric tons):

Agribusiness	35,770	31,142	101,143	84,643

Sugar & Bioenergy	2,855	2,372	5,990	6,072

Edible oil products	1,692	1,535	4,876	4,398

Milling products	1,097	1,113	3,230	3,494

Fertilizer	1,795	1,873	4,321	4,239

Total	43,209	38,035	119,560	102,846

Net sales:

Agribusiness	$11,993	$9,995	$31,890	27,721

Sugar & Bioenergy	1,522	1,731	3,482	4,212

Edible oil products	2,395	2,337	6,947	6,553

Milling products	485	525	1,333	1,516

Fertilizer	898	1,028	2,177	2,296

Total	$17,293	$15,616	$45,829	42,298

Gross profit:

Agribusiness	$594	$448	$1,424	1,249

Sugar & Bioenergy	50	19	73	98

Edible oil products	113	107	317	335

Milling products	60	56	159	167

Fertilizer	42	76	67	143

Total	$859	$706	$2,040	1,992

Selling, general and administrative expenses:

Agribusiness	$(206)	$(199)	$(626)	(565)

Sugar & Bioenergy (5)	(69)	(39)	(150)	(121)

Edible oil products	(83)	(84)	(264)	(241)

Milling products	(30)	(33)	(95)	(90)

Fertilizer	(28)	(39)	(96)	(104)

Total	$(416)	$(394)	$(1,231)	(1,121)

Foreign exchange gain (loss):

Agribusiness	$32	$(113)	$106	$(10)

Sugar & Bioenergy	(15)	(20)	(15)	3

Edible oil products	(2)	1	(5)	-

Milling products	1	-	1	-

Fertilizer	4	5	17	(1)

Total	$20	$(127)	$104	$(8)

Segment earnings before interest and tax:

Agribusiness (2)	$406	$149	$989	$706

Sugar & Bioenergy	(47)	(43)	(108)	(23)

Edible oil products	29	28	52	92

Milling products (3)	30	24	101	79

Fertilizer	23	33	(52)	27

Total (8)	$441	$191	$982	$881

Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(In millions)	2012	2011

Assets

Cash and cash equivalents	$690	$835

Trade accounts receivable, net	3,689	2,459

Inventories (10)	8,115	5,733

Other current assets	5,552	4,101

Total current assets	18,046	13,128

Property, plant and equipment, net	5,841	5,517

Goodwill and other intangible assets, net	1,181	1,113

Investments in affiliates	282	600

Other non-current assets	3,285	2,917

Total assets	$28,635	$23,275

Liabilities and Equity

Short-term debt	$3,476	$719

Current portion of long-term debt	314	14

Trade accounts payable	3,701	3,173

Other current liabilities	4,096	3,041

Total current liabilities	11,587	6,947

Long-term debt	4,142	3,348

Other non-current liabilities	850	905

Total liabilities	16,579	11,200

Redeemable noncontrolling interest (11)	47	-

Total equity	12,009	12,075

Total liabilities and equity	$28,635	$23,275

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended
	September 30,
(In millions)	2012	2011
Operating Activities
Net income	$656	$680
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Impairment charges	44	-
Gains on sales of investments	(85)	(37)
Gain on acquisition of controlling interest	(36)	-
Foreign exchange loss (gain) on debt	(75)	103
Depreciation, depletion and amortization	414	398
Other, net	32	108
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(1,316)	287
Inventories	(2,665)	63
Trade accounts payable and accrued liabilities	947	(355)
Other, net	(788)	116
Cash provided by (used for) operating activities	(2,872)	1,363
Investing Activities
Payments made for capital expenditures	(667)	(705)
Acquisitions of businesses (net of cash acquired)	(287)	(104)
Proceeds from sale of investments in affiliates	483	70
Other, net	(55)	23
Cash provided by (used for) investing activities	(526)	(716)
Financing Activities
Net borrowings (repayments) of short-term debt	2,681	(317)
Net proceeds (repayments) of long-term debt	744	414
Proceeds from sale of common shares	13	19
Repurchases of common shares	-	(120)
Dividends paid	(138)	(129)
Other, net	(2)	27
Cash provided by (used for) financing activities	3,298	(106)
Effect of exchange rate changes on cash and cash equivalents	(45)	(64)
Net increase (decrease) in cash and cash equivalents	(145)	477
Cash and cash equivalents, beginning of period	835	578
Cash and cash equivalents, end of period	$690	$1,055

▶Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Total segment EBIT is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended		Nine Months Ended

	September 30,		September 30,

(In millions)	2012	2011	2012	2011

Total segment EBIT	$441	$191	$982	$881

Interest income	13	28	60	72

Interest expense	(86)	(80)	(230)	(222)

Income tax expense	(80)	1	(162)	(62)

Noncontrolling interest share of interest and tax	9	—	13	19

Net income attributable to Bunge	$297	$140	$663	$688

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges) is a non-GAAP financial measure and is not a measure of earnings per common share–diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended September 30,		Nine Months Ended September 30,

	2012	2011	2012	2011

Earnings per common share-diluted (excluding certain gains & charges)	$2.08	$0.86	$3.99	$4.15
Certain gains & charges (see Additional Financial Information section)	$(0.16)	$0.03	$0.30	$0.27
Earnings per common share-diluted	$1.92	$0.89	$4.29	$4.42

▶         Notes

(1)

2012 Fertilizer segment EBIT includes a $27 million provision recorded in other income (expense) – net in the first quarter of 2012 stemming from an environmental incident due to a sulfuric acid spill during vessel unloading in the south of Brazil in 1998.

(2)

2012 Agribusiness segment EBIT includes a pretax gain of $85 million recorded in the second quarter of 2012 from the sale of Bunge’s interest in The Solae Company. 2011 Agribusiness segment EBIT includes a pretax gain of $37 million recorded in the second quarter of 2011 from the sale of Bunge’s interest in a European oilseed processing facility joint venture.

(3)

2012 Milling products segment EBIT includes a gain of $36 million recorded in the second quarter arising from the acquisition of a controlling interest in a North American milling business in which Bunge previously held a minority investment.

(4)

2011 Edible Oil products segment EBIT includes a gain of $6 million recorded other income (expense) – net in the third quarter of 2011 related to the sale of an idled facility in Canada for approximately $7 million in cash.

(5)

2012 Sugar and Bioenergy segment EBIT includes impairment charges of $10 million recorded in equity in earnings in affiliates and $29 million recorded in selling, general and administrative expenses, both in the third quarter of 2012, related to the write down of the investment in and a loan to a North American bioenergy joint venture, respectively.

(6)

Includes interest expense on readily marketable inventories of $45 million and $24 million for the quarters ended September 30, 2012 and 2011, respectively, and $95 million and $84 million for the nine months ended September 30, 2012 and 2011, respectively.

(7)

Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2012 exclude the dilutive effect of approximately 4 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive. Weighted-average common shares outstanding-diluted for the quarter and nine months ended September 30, 2012 include the dilutive effect of 7.6 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted excludes the dilutive effect of outstanding stock options and contingently issuable restricted stock units of approximately 3 million for the quarter and nine months ended September 30, 2011. Weighted-average common shares outstanding-diluted for the quarter ended September 30, 2012 excludes and for the nine months ended September 30, 2012 includes approximately 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(8)	See Reconciliation of non-GAAP Measures.

(9)

Beginning in the first quarter of 2012, the management responsibilities for certain Brazilian port facilities were moved from the agribusiness segment to the fertilizer segment. Accordingly, amounts for prior periods presented have been reclassified to conform to the current period segment presentation.

(10)	Includes readily marketable inventories of $6,149 million and $4,075 million at September 30, 2012 and December 31, 2011, respectively.

(11)

Redeemable Noncontrolling Interest of $47 million represents ownership interests in two consolidated entities where the investors have the right to require the company to repurchase their interest in the respective entities subject to certain conditions including passage of time.